SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2013

NEW YORK MORTGAGE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403

New York, New York 10017

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of New York Mortgage Trust, Inc. (the “Company”) approved the final payment of a discretionary cash incentive bonus for fiscal year 2012 to each of Steven R. Mumma, the Company’s Chief Executive Officer and President, and Nathan R. Reese, the Company’s Vice President and Secretary, which will be paid in March 2013 (the “Final 2012 Cash Incentive Bonus”). The Final 2012 Cash Incentive Bonuses approved by the Compensation Committee, pursuant to which Mr. Mumma received $300,000 and Mr. Reese received $81,250, which are in addition to the partial cash incentive bonuses paid to these officers in December 2012, were granted in recognition of these officers’ service and performance in 2012 after a final review of the Company’s performance and financial results for the 2012 fiscal year.

In addition, the Compensation Committee approved a grant of 70,126 shares of restricted stock to Mr. Mumma and 5,259 shares of restricted stock to Mr. Reese (the “Stock Awards”) pursuant to the Company's 2010 Stock Incentive Plan (the “2010 Plan”), one-third of which will become fully vested and non-forfeitable on each of the first, second and third anniversaries of the date of grant. Except as set forth in the immediately preceding sentence, the Stock Awards are subject to the terms and conditions of the 2010 Plan and the restricted stock award agreement for Company employees, a form of which was filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

Item 7.01.	Regulation FD Disclosure.

The Company announced that it will hold its 2013 annual meeting of stockholders on May 9, 2013 at 9:00 a.m. (New York time) at 200 Park Avenue, 52nd Floor, New York, New York (the “2013 Annual Meeting”). The Company’s Board of Directors has fixed the close of business on March 14, 2013 as the record date for the determination of stockholders entitled to receive notice of and to vote at the 2013 Annual Meeting and all adjournments or postponements thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: March 8, 2013	By:	/s/ Steven R. Mumma
Steven R. Mumma Chief Executive Officer and President